Exhibit 5.1

(313) 465-7000 Fax: (313) 465-8000 www.honigman.com

April 10, 2013

AEP Industries Inc.

125 Phillips Avenue

South Hackensack, NJ 07606

RE: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to AEP Industries Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”) for the registration under the Securities Act of 1933, as amended (the “Securities Act”), of a maximum of 375,000 shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), to be issued under the AEP Industries Inc. 2013 Omnibus Incentive Plan (the “Plan”).

Based on our examination of such documents and other matters as we deem relevant, it is our opinion that the shares of Common Stock covered by the Registration Statement are duly authorized and, when issued by the Company in accordance with the Plan, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission under the Securities Act.

Very truly yours,

/s/ HONIGMAN MILLER SCHWARTZ AND COHN LLP

c:	MSB/CTM/RZK

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